Brookdale Completes Previously Announced Sale of a Majority Stake in its Home Health, Hospice and Outpatient Therapy Business to HCA Healthcare Nashville, Tenn., July 1, 2021 – Brookdale Senior Living Inc. (NYSE: BKD) (“Brookdale” or the “Company”), the nation’s leading operator of senior living communities, announced the Company completed today the sale of a majority stake in Brookdale Health Care Services (“BHS”) to HCA Healthcare. Lucinda “Cindy” Baier, Brookdale’s President and CEO, said, “I am delighted that we have completed the transaction with HCA Healthcare and started a new partnership opportunity with one of our nation’s leading healthcare organizations. This transaction strengthens Brookdale’s financial position, continues providing our residents with access to high quality services, and provides meaningful growth opportunities for BHS.” Ms. Baier added, “On behalf of Brookdale, I’d like to express our gratitude to Sam Hazen and his team for their incredible support throughout this transaction. I would also like to thank the BHS associates for their dedicated service to Brookdale and look forward to continuing to work together through this new venture.” Key Transaction Highlights  Brookdale sold 80% of the equity in BHS to HCA Healthcare for a purchase price of $400 million, which implied a $500 million value for the BHS business  Brookdale retained a 20% equity interest in the venture with HCA Healthcare  Brookdale received approximately $300 million of cash proceeds at closing, net of customary transaction costs and purchase price adjustments, including a reduction for the remaining outstanding balance as of the closing of Medicare Advance Payments and deferred payroll tax payments related to BHS. About Brookdale Senior Living Brookdale Senior Living Inc., the nation’s premier operator of senior living communities, is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence and integrity. The Company operates independent living, assisted living, Alzheimer’s and dementia care communities, and through its comprehensive network of services, Brookdale helps to provide seniors with care and services to support their lifestyle in an environment that feels like home. The Company’s expertise in healthcare, hospitality and real estate provides our residents with opportunities to improve wellness, pursue passions and stay connected with friends and loved ones. The Company operates and manages 695 communities in 42 states as of March 31, 2021, with the ability to serve approximately 60,000 residents and 16,000 patients. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook or Twitter. Contact for Brookdale Senior Living Inc. Investor Relations: Kathy MacDonald • 615.505.1968 • kathy.macdonald@brookdale.com